Exhibit 99.2

Targeting Disease at the Nuclear Pore

Karyopharm Presents XPOVIO® (Selinexor) and Eltanexor Data at the American Society of Hematology 2019 Annual Meeting

— Once-Weekly Oral Selinexor in Combination with Weekly Kyprolis® and Low Dose Dexamethasone Demonstrates 71% Overall Response Rate, Including a Complete Response Rate of 21%, in Patients with Heavily Pretreated, Kyprolis-Naïve Multiple Myeloma —

— All Oral Regimen of Once-Weekly Selinexor with Revlimid® and Low Dose Dexamethasone Achieves High Response Rates in Patients with Newly Diagnosed Multiple Myeloma —

— STORM Study Patients Treated with Selinexor Achieved Survival Advantage Over Matched Patients from the MAMMOTH Study Who Were Treated with Other Anti-Myeloma Agents —

— Single-Agent Oral Eltanexor Shows Encouraging Activity in Elderly Patients with Higher-Risk Myelodysplastic Syndrome —

NEWTON, Mass. – December 8, 2019 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), an oncology-focused pharmaceutical company, today announced that four posters relating to XPOVIO® (selinexor), the Company’s first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound, and eltanexor, its next generation SINE compound, will be presented at the American Society of Hematology (ASH) 2019 Annual Meeting taking place December 7-10, 2019 in Orlando. The four posters include: updated data from the Kyprolis® (carfilzomib) arm of the Phase 1b/2 STOMP study evaluating selinexor in combination with backbone therapies in patients with relapsed or refractory multiple myeloma; new data from the Revlimid® (lenalidomide) plus selinexor arm of the STOMP study evaluating this combination in patients with newly diagnosed multiple myeloma; encore data highlighting the previously disclosed comparison of patients in the STORM study, Karyopharm’s Phase 2b study evaluating XPOVIO® in patients with heavily pretreated, triple class refractory multiple myeloma, to matched patients from the MAMMOTH study; and new Phase 1/2 data evaluating eltanexor in patients with higher-risk myelodysplastic syndrome (MDS).

“Efficacy data from our ongoing STOMP study investigating selinexor in combination with standard of care anti-myeloma agents continue to demonstrate a strong rationale for selinexor’s potential expanded role in the future multiple myeloma treatment paradigm,” said Sharon Shacham, PhD, MBA, Founder, President and Chief Scientific Officer of Karyopharm. “The Kyprolis arm of the STOMP study continues to show clear signs of clinical activity, including a complete response rate of 21%, in patients with heavily pretreated Kyprolis-naïve multiple myeloma. Additionally, preliminary data from the Revlimid arm of the Phase 1b/2 STOMP study show early but encouraging clinical activity, including in one patient who achieved a complete response, in patients with multiple myeloma in the front-line setting. And finally, we are pleased to be presenting new data from the eltanexor program showing impressive early activity, including a high rate of complete responses in elderly patients with higher-risk MDS.”

Targeting Disease at the Nuclear Pore

Updated Data from Phase 1b/2 STOMP Study Evaluating Selinexor in Combination with Kyprolis and Low-dose Dexamethasone (SKd) in Patient with Relapsed or Refractory Multiple Myeloma

In this arm of the Phase 1b/2 STOMP study, oral selinexor (dosed once-weekly) is being evaluated in combination with Kyprolis (56mg/m2 or 70mg/m2 once weekly) and low dose dexamethasone (orally, 40mg once weekly or 20mg twice weekly) in patients with relapsed refractory multiple myeloma who have received at least two prior therapies, which can include previous treatment with a proteasome inhibitor, one or more immunomodulatory drugs (e.g., Revlimid or Pomalyst) or Darzalex. The median number of prior treatments was four (range: 2-8). The following table is a summary of the efficacy results:

Best Responses[1] in Evaluable SKd Patients as of 1-Oct-2019[2]
Category	N	ORR	CR	VGPR	PR
All (Kyprolis-naïve)	14	10 (71%)	3 (21%)	7 (50%)	—

Key: ORR=Overall Response Rate (CR+VGPR+PR); CR=Complete Response; VGPR=Very Good Partial Response; PR=Partial Response

[1]	Responses were adjudicated according to the International Myeloma Working Group criteria
[2]	Based on interim unaudited data

All patients had reductions in M-protein from baseline, with 71% of patients experiencing a reduction of ≥90%. Median progression-free survival (PFS) has not yet been reached.

Among the patients evaluated for safety as of the data cutoff date, the most common treatment-related adverse events (AEs) were cytopenias, along with gastrointestinal and constitutional symptoms; most were manageable with dose modifications and/or standard supportive care. The most common non-hematologic treatment-related AEs were nausea (71%), fatigue (43%), anorexia (36%), vomiting (36%) and weight loss (36%), and were mostly Grade 1 and 2 events. As expected, the most common treatment-related Grade ≥3 AEs were hematologic AEs and included thrombocytopenia (64%), anemia (14%) and leukopenia (14%). The recommended Phase 2 dose (RP2D) was identified as selinexor 80mg and Kyprolis 56mg/m2 and enrollment continues using this regimen.

New Data from Phase 1b/2 STOMP Study Evaluating the All Oral Combination of Selinexor with Revlimid and Low-dose Dexamethasone (SRd) in Patients with Newly Diagnosed Multiple Myeloma

In this all oral arm of the Phase 1b/2 STOMP study in patients with newly diagnosed multiple myeloma, selinexor (60mg once-weekly) is being combined with Revlimid (25mg orally, once daily) and low dose dexamethasone (orally, 40mg once weekly or 20mg twice weekly). The following table is a summary of the efficacy results:

Best Responses[1] in Evaluable SRd Patients as of 1-Oct-2019[2]
Category	N3	ORR	CR	VGPR[4]	PR
All	7	6 (86%)	1 (14%)	4 (57%)	1 (14%)

Key: ORR=Overall Response Rate (CR+VGPR+PR)

[1]	Responses were adjudicated according to the International Myeloma Working Group criteria
[2]	Based on interim unaudited data
[3]	One patient was not evaluable for response due to withdrawn consent prior to disease follow-up
[4]	One VGPR was confirmed on Oct 10, 2019 (after data cut); two VGPR are unconfirmed

The data are early and the median PFS was not reached. Among the patients evaluable for safety, the most common treatment-related AEs were cytopenias, along with gastrointestinal and constitutional symptoms; most were manageable with dose modifications and/or standard supportive care. The most common non-hematologic treatment-related AEs were diarrhea (63%), weight loss (63%), nausea (50%), constipation (38%), fatigue (38%), hypokalemia (38%) and insomnia (38%) and were mostly Grade 1/2. The most common Grade ≥3 AEs were neutropenia (75%), anemia (50%) and thrombocytopenia (25%). Amongst the five patients evaluable for dose limiting toxicities (DLTs), there were no DLTs observed.

Targeting Disease at the Nuclear Pore

Comparison of Overall Survival Rates Between the Phase 2b STORM Study and the MAMMOTH Study

Another key presentation at ASH 2019 highlights encore data comparing the overall survival (OS) rate from the retrospective MAMMOTH study (Leukemia, 2019). The MAMMOTH study evaluated outcomes of patients with relapsed or refractory multiple myeloma (RRMM) treated at major academic medical centers. This ASH presentation highlighted results from a comparison of outcomes from patients with RRMM after their disease became refractory to CD38 monoclonal antibodies with a matched cohort of patients from Karyopharm’s Phase 2b STORM study, which served as the basis for the XPOVIO accelerated approval. Thus, patients in STORM who received selinexor and dexamethasone as first line of therapy after their disease became triple class refractory (n=64) were compared with matched patients receiving currently available therapies from the MAMMOTH cohort (n=128), showed an unadjusted hazard ratio (HR) for death of 0.64 (p=0.043), while an adjusted analysis, which takes into consideration differences in baseline characteristics between the two groups, showed a HR of 0.55 (p=0.009). The median OS of patients in STORM was 10.4 months and in MAMMOTH was 6.9 months. These results are consistent with previous presented results of STORM patients versus those from the Flatiron Health Analytics Database (FHAD) from patients with RRMM treated primarily in the community setting (Richardson, et al. ASCO 2019). In that analysis, the median OS of patients in STORM was 10.4 months and in FHAD was 5.8 months (p=0.036).

Updated Phase 1/2 Clinical Data for Oral Eltanexor in Elderly Patients with Higher-Risk MDS

This Phase 1/2 study is evaluating the safety, tolerability and anti-tumor activity of single-agent oral eltanexor (10mg or 20mg once-daily for 5 days per week) in elderly patients with higher-risk MDS. All patients were refractory to hypomethylating agents. The following table is a summary of the efficacy results:

Best Responses[1] in Eltanexor Patients[2]
Category	N	ORR	mCR	SD
All patients	20	7 (35%)	7 (35%)	5 (25%)

Key: ORR=Overall Response Rate (mCR+HI [not observed]); mCR=Complete Response without marrow recovery; HI=Hematologic Improvement; SD=Stable Disease

[1]	Responses assessments were made by the treating physician according to the 2006 International Working Group (IWG) Response Criteria for MDS
[2]	Based on interim unaudited data

Median overall survival was 10.6 months. The most common treatment-related AEs were hematologic, gastrointestinal and constitutional. The most common non-hematologic treatment-related AEs were nausea (45%), decreased appetite (40%), fatigue (35%), diarrhea (35%) and dysgeusia (25%); the vast majority were Grade 1 or 2. The most common Grade ≥3 AEs were anemia (30%), neutropenia (25%), thrombocytopenia (20%) and leukopenia (15%). AEs were dose-dependent and managed with supportive care and dose modification. This Phase 1/2 study remains ongoing.

Other Key Selinexor Presentations

An additional investigator-sponsored study, which will be presented on Monday, December 9, 2019, highlights data from a Phase 1 trial investigating the combination of selinexor and ibrutinib in 33 heavily pretreated, high-risk patients with chronic lymphocytic leukemia or non-Hodgkin lymphoma. This combination was tolerable and demonstrated encouraging efficacy in this high-unmet need patient population warranting additional future clinical investigation.

Targeting Disease at the Nuclear Pore

Details for these ASH 2019 presentations are as follows:

Poster Presentations – Company-Sponsored Studies

Title: Safety and Efficacy of the Combination of Selinexor, Lenalidomide and Dexamethasone (SRd) in Patients with Newly Diagnosed Multiple Myeloma

Presenter: Darrell White, Dalhousie University

Abstract #: 3165

Session: 653. Myeloma: Therapy, excluding Transplantation: Poster II

Date and Time: Sunday, December 8, 2019; 6:00-8:00 PM ET

Location: Orange County Convention Center, Hall B

Title: A Phase 1b/2 Study of Selinexor, Carfilzomib, and Dexamethasone (SKd) in Relapsed/ Refractory Multiple Myeloma (RRMM)

Presenter: Cristina Gasparetto, Duke University Medical Center

Abstract #: 3157

Session: 653. Myeloma: Therapy, excluding Transplantation: Poster II

Date and Time: Sunday, December 8, 2019; 6:00-8:00 PM ET

Location: Orange County Convention Center, Hall B

Title: Overall Survival of Triple Class Refractory, Penta-Exposed Multiple Myeloma (MM) Patients Treated with Selinexor Plus Dexamethasone or Conventional Care: A Combined Analysis of the STORM and Mammoth Studies

Presenter: Luciano Costa, University of Alabama at Birmingham

Abstract #: 3125

Session: 653. Myeloma: Therapy, excluding Transplantation: Poster II

Date and Time: Date: Sunday, December 8, 2019; 6:00 PM - 8:00 PM ET

Location: Orange County Convention Center, Hall B

Title: Eltanexor (KPT-8602), a Second-Generation Selective Inhibitor of Nuclear Export (SINE) Compound, in Patients with Higher-Risk Myelodysplastic Syndrome

Presenter: Sangmin Lee, Weill Cornell School of Medicine

Abstract #: 2997

Session: 637. Myelodysplastic Syndromes—Clinical Studies: Poster II

Date and Time: Sunday, December 8, 2019; 6:00-8:00 PM ET

Location: Orange County Convention Center, Hall B

Poster Presentations – Investigator-Sponsored Studies

Title: Selinexor Combined with Ibrutinib Demonstrates Tolerability and Efficacy in Advanced B-Cell Malignancies: A Phase I Study

Presenter: Deborah Stephens, Huntsman Cancer Institute, University of Utah

Abstract #: 4310

Session: 642. CLL: Therapy, excluding Transplantation: Poster III

Date and Time: Monday, December 9, 2019; 6:00-8:00 PM ET

Location: Orange County Convention Center, Hall B

PDF copies of these presentations will be available here following conclusion of the presentations at the meeting.

Targeting Disease at the Nuclear Pore

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein exportin 1 (XPO1, also called CRM1). XPOVIO blocks the nuclear export of tumor suppressor, growth regulatory and anti-inflammatory proteins, leading to accumulation of these proteins in the nucleus and enhancing their anti-cancer activity in the cell. The forced nuclear retention of these proteins can counteract a multitude of the oncogenic pathways that, unchecked, allow cancer cells with severe DNA damage to continue to grow and divide in an unrestrained fashion. In addition to receiving accelerated U.S. Food and Drug Administration (FDA) approval of XPOVIO in July 2019 in combination with dexamethasone for the treatment of adult patients with relapsed refractory multiple myeloma (RRMM) who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody, Karyopharm has also submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) with a request for conditional approval of selinexor. Selinexor is also being studied in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL). In 2018, Karyopharm reported positive top-line results from the Phase 2b SADAL study evaluating selinexor in patients with relapsed or refractory DLBCL after at least two prior multi-agent therapies and who are ineligible for transplantation, including high dose chemotherapy with stem cell rescue. Selinexor has received Fast Track designation from the FDA for the patient population evaluated in the SADAL study. Selinexor is also being evaluated in several other mid-and later-phase clinical trials across multiple cancer indications, including in multiple myeloma in a pivotal, randomized Phase 3 study in combination with Velcade® (bortezomib) and low-dose dexamethasone (BOSTON), as a potential backbone therapy in combination with approved therapies (STOMP), in liposarcoma (SEAL), in recurrent gliomas (KING) and in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. Additional clinical trial information for selinexor is available at www.clinicaltrials.gov.

IMPORTANT SAFETY INFORMATION

Thrombocytopenia

XPOVIO can cause thrombocytopenia, leading to potentially fatal hemorrhage. Thrombocytopenia was reported as an adverse reaction in 74% of patients, and severe (Grade 3-4) thrombocytopenia occurred in 61% of patients treated with XPOVIO. The median time to onset of the first event was 22 days. Bleeding occurred in 23% of patients with thrombocytopenia, clinically significant bleeding occurred in 5% of patients with thrombocytopenia and fatal hemorrhage occurred in <1% of patients.

Monitor platelet counts at baseline, during treatment, and as clinically indicated. Monitor more frequently during the first two months of treatment. Institute platelet transfusion and/or other treatments as clinically indicated. Monitor patients for signs and symptoms of bleeding and evaluate promptly. Interrupt and/or reduce dose, or permanently discontinue based on severity of adverse reaction.

Neutropenia

XPOVIO can cause neutropenia, potentially increasing the risk of infection. Neutropenia was reported as an adverse reaction in 34% of patients, and severe (Grade 3-4) neutropenia occurred in 21% of patients treated with XPOVIO. The median time to onset of the first event was 25 days. Febrile neutropenia was reported in 3% of patients.

Targeting Disease at the Nuclear Pore

Obtain neutrophil counts at baseline, during treatment, and as clinically indicated. Monitor more frequently during the first two months of treatment. Monitor patients for signs and symptoms of concomitant infection and evaluate promptly. Consider supportive measures including antimicrobials for signs of infection and use of growth factors (e.g., G-CSF). Interrupt and/or reduce dose, or permanently discontinue based on severity of adverse reaction.

Gastrointestinal Toxicity

Gastrointestinal toxicities occurred in patients treated with XPOVIO.

Nausea/Vomiting

Nausea was reported as an adverse reaction in 72% of patients, and Grade 3 nausea occurred in 9% of patients treated with XPOVIO. The median time to onset of the first nausea event was 3 days.

Vomiting was reported in 41% of patients, and Grade 3 vomiting occurred in 4% of patients treated with XPOVIO. The median time to onset of the first vomiting event was 5 days.

Provide prophylactic 5-HT3 antagonists and/or other anti-nausea agents, prior to and during treatment with XPOVIO. Manage nausea/vomiting by dose interruption, reduction, and/or discontinuation. Administer intravenous fluids and replace electrolytes to prevent dehydration in patients at risk. Use additional anti-nausea medications as clinically indicated.

Diarrhea

Diarrhea was reported as an adverse reaction in 44% of patients, and Grade 3 diarrhea occurred in 6% of patients treated with XPOVIO. The median time to onset of diarrhea was 15 days.

Manage diarrhea by dose modifications and/or standard anti-diarrheal agents; administer intravenous fluids to prevent dehydration in patients at risk.

Anorexia/Weight Loss

Anorexia was reported as an adverse reaction in 53% of patients, and Grade 3 anorexia occurred in 5% of patients treated with XPOVIO. The median time to onset of anorexia was 8 days.

Weight loss was reported as an adverse reaction in 47% of patients, and Grade 3 weight loss occurred in 1% of patients treated with XPOVIO. The median time to onset of weight loss was 15 days.

Monitor patient weight at baseline, during treatment, and as clinically indicated. Monitor more frequently during the first two months of treatment. Manage anorexia and weight loss with dose modifications, appetite stimulants, and nutritional support.

Hyponatremia

XPOVIO can cause hyponatremia; 39% of patients treated with XPOVIO experienced hyponatremia, 22% of patients experienced Grade 3 or 4 hyponatremia. The median time to onset of the first event was 8 days.

Targeting Disease at the Nuclear Pore

Monitor sodium level at baseline, during treatment, and as clinically indicated. Monitor more frequently during the first two months of treatment. Correct sodium levels for concurrent hyperglycemia (serum glucose >150 mg/dL) and high serum paraprotein levels. Treat hyponatremia per clinical guidelines (intravenous saline and/or salt tablets), including dietary review. Interrupt and/or reduce dose, or permanently discontinue based on severity of adverse reaction.

Infections

In patients receiving XPOVIO, 52% of patients experienced any grade of infection. Upper respiratory tract infection of any grade occurred in 21%, pneumonia in 13%, and sepsis in 6% of patients. Grade ≥3 infections were reported in 25% of patients, and deaths resulting from an infection occurred in 4% of patients. The most commonly reported Grade ≥3 infections were pneumonia in 9% of patients, followed by sepsis in 6%. The median time to onset was 54 days for pneumonia and 42 days for sepsis. Most infections were not associated with neutropenia and were caused by non-opportunistic organisms.

Neurological Toxicity

Neurological toxicities occurred in patients treated with XPOVIO.

Neurological adverse reactions including dizziness, syncope, depressed level of consciousness, and mental status changes (including delirium and confusional state) occurred in 30% of patients, and severe events (Grade 3-4) occurred in 9% of patients treated with XPOVIO. Median time to the first event was 15 days.

Optimize hydration status, hemoglobin level, and concomitant medications to avoid exacerbating dizziness or mental status changes.

Embryo-Fetal Toxicity

Based on data from animal studies and its mechanism of action, XPOVIO can cause fetal harm when administered to a pregnant woman. Selinexor administration to pregnant animals during organogenesis resulted in structural abnormalities and alterations to growth at exposures below those occurring clinically at the recommended dose.

Advise pregnant women of the potential risk to a fetus. Advise females of reproductive potential and males with a female partner of reproductive potential to use effective contraception during treatment with XPOVIO and for 1 week after the last dose.

ADVERSE REACTIONS

The most common adverse reactions (incidence ≥20%) are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea, and upper respiratory tract infection.

The treatment discontinuation rate due to adverse reactions was 27%; 53% of patients had a reduction in the XPOVIO dose, and 65.3% had the dose of XPOVIO interrupted. The most frequent adverse reactions requiring permanent discontinuation in 4% or greater of patients who received XPOVIO included fatigue, nausea, and thrombocytopenia. The rate of fatal adverse reactions was 8.9%.

Please see XPOVIO Full Prescribing Information available at www.XPOVIO.com.

Targeting Disease at the Nuclear Pore

About Eltanexor (KPT-8602)

Eltanexor (KPT-8602) is a second generation oral SINE compound, which is currently being investigated in clinical trials. Eltanexor functions by binding to and inhibiting the nuclear export protein XPO1 (also called CRM1), leading to the accumulation of tumor suppressor proteins in the cell nucleus. Eltanexor has demonstrated minimal brain penetration in animals, which has been associated with reduced toxicities in preclinical studies while maintaining potent anti-tumor effects.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is an oncology-focused pharmaceutical company dedicated to the discovery, development, and commercialization of novel first-in-class drugs directed against nuclear export and related targets for the treatment of cancer and other major diseases. Karyopharm’s SINE compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). Karyopharm’s lead compound, XPOVIO® (selinexor), received accelerated approval from the FDA in July 2019 in combination with dexamethasone as a treatment for patients with heavily pretreated multiple myeloma. A Marketing Authorization Application for selinexor is also currently under review by the European Medicines Agency (EMA). In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm has several investigational programs in clinical or preclinical development. For more information, please visit www.karyopharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s expectations relating to XPOVIO for the treatment of patients with heavily pretreated multiple myeloma, commercialization of XPOVIO or any of its drug candidates, submissions to, and the review and potential approval of selinexor by, regulatory authorities, including the anticipated availability of data to support such submissions, timing of such submissions and actions by regulatory authorities and the potential availability of accelerated approval pathways, and the therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates, especially selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO; that regulators will agree that selinexor qualifies for conditional approval in the E.U. as a result of data from the STORM study or confirmatory approval in the U.S. or EU based on the BOSTON study in patients with relapsed or refractory multiple myeloma, or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other

Targeting Disease at the Nuclear Pore

regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of drug candidates by Karyopharm’s competitors for diseases in which Karyopharm is currently developing its drug candidates; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any drug candidates it is developing. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which was filed with the Securities and Exchange Commission (SEC) on November 4, 2019, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Velcade® is a registered trademark of Takeda Pharmaceutical Company Limited

Revlimid® and Pomalyst® are registered trademarks of Celgene Corporation

Kyprolis® is a registered trademark of Onyx Pharmaceuticals, Inc.

Contacts:

Investors:

Karyopharm Therapeutics Inc.

Ian Karp, Vice President, Investor and Public Relations

857-297-2241 | ikarp@karyopharm.com

Media:

FTI Consulting

Simona Kormanikova or Robert Stanislaro

212-850-5600 |Simona.Kormanikova@fticonsulting.com or robert.stanislaro@fticonsulting.com